EXHIBIT 10.2

PURCHASE AND SALE AGREEMENT

By and between

GRAND OAKS DEVELOPMENT, LLC, as “Seller”

and

ENCLAVES GROUP, INC., as “Purchaser”

[Grand Oaks Property, Lexington, South Carolina]

Purchase and Sale Agreement	Grand Oaks Development, LLC
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                                                                                                               TABLE OF CONTENTS

Page No.

1.	Purchase and Sale of Property.	3

2.	Purchase Price and Terms of Payment.	4

3.	Seller’s Documents; Purchaser’s Feasibility Period.	5

4.	Title.	6

5.	Closing.	7

6.	Risk of Loss; Casualty.	8

7.	Breach.	8

8.	Commissions.	8

9.	Conditions to Closing.	8

10.	Obligations Pending Closing.	9

11.	Representations and Warranties of Seller.	10

12.	Representations and Warranties of Purchaser.	12

13.	General Provisions.	12

Signature Blocks:	15

Attachments:

Exhibit A - Legal Description

Exhibit B - Concept Development Plan

Exhibit C - Due Diligence Documents

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of the 20th day of October, 2005, is made by and between GRAND OAKS DEVELOPMENT, LLC, a South Carolina limited liability company (the “Seller”), and ENCLAVES GROUP, INC., a Delaware corporation, and its successors or assigns (the “Purchaser”).

In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1.	Purchase and Sale of Property.

(a)     Seller agrees to sell and Purchaser agrees to purchase all of those two (2) certain adjacent parcels of real property located in Lexington County, South Carolina, which are comprised of (i) seventy-one and one hundredth (71.01) acres and (ii) two hundred six and twenty-six hundredths (206.26) acres, located on or near the intersection of Long Point Road at Arrie Lane, identified on Tax Map number 6400-03-020 and further described in the legal description attached hereto as Exhibit A and the Plat attached as Exhibit B, hereby incorporated as if set forth herein (the “Land”), together with all and singular, the rights, air rights, easements, rights-of-way, tenements, and hereditaments appertaining thereto, including all right, title, and interest of the Seller in and to adjacent streets, easements, privileges, alleys, or rights-of-way now or hereafter belonging to or inuring to the benefit of the Land, and all right, title and interest of Seller in and to the land lying in the bed of any street, road or highway (open or proposed) in front of, adjoining or servicing the Property (all of which shall be deemed part of the Property for the purpose of this Agreement), and all other improvements erected or placed thereon, (the “Improvements”)(the Land, the Improvements, and the described rights being collectively the “Real Property”), together with the assets described in § 1(b) below.

(b)     As used herein, the assets to be conveyed hereunder (the “Property”) shall include the full right, title, and interest of the Seller in and to all of the following:

(i)	the Real Property;

(ii)	the leases and other occupancy agreements for the Real Property (each a “Lease” and together the “Leases”), if applicable;

(iii)

all of Seller’s right, title, and interest in and to the improvements and modifications, additions, restorations, repairs, and replacements to the Property including fixtures and personal property on the Property on the date of Closing (as hereinafter defined); and all right, title, and interest of the Seller in and to all inchoate rights, appurtenances, privileges, and easements belonging or pertaining thereto including all marketing materials, budgets, and pricing information for any improvements in Seller’s possession, all deposits which have been placed by Seller in connection with approvals for the development of the Property, as well as all existing approvals and permits issued by Lexington County, South Carolina, or any other governmental body having jurisdiction;

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(iv)	all engineering and technical plans and studies performed thereon in Seller’s possession or control;

(v)

the Property also includes all trees, shrubbery and plants, and all sand, gravel, dirt, minerals, oil and natural gas in, on, or under the Property on the date of Seller’s execution of this Agreement; during the term of this Agreement Seller shall not remove or disturb such items and Seller shall not permit others to remove or disturb such items without the express written consent of Purchaser;

(vi)

any and all insurance policies, service contracts, maintenance and repair agreements, and other similar contracts affecting the construction, operation, or maintenance of the Improvements (collectively the “Contracts”); and

(vii)

all warranties and guarantees claims (if any and to the extent assignable) under or with respect to the Contracts or the personal property, or with respect to any construction of or repairs to the Real Property or any part thereof.

2.	Purchase Price and Terms of Payment.

(a)     The total purchase price of the Property (the “Purchase Price”) is Seven Million One Hundred Thousand Dollars ($7,100,000).

(b)     Within ten (10) business days after the Effective Date, Purchaser shall deposit the sum of One Hundred Thousand Dollars ($ 100,000) (the “Deposit”), with Purchaser’s title company identified in § 4 below, which will act as escrow agent (the “Escrow Agent”).

(c)      At the end of the Feasibility Study Period described in § 3 below, and subject to the automatic termination of this Agreement if Purchaser does not deliver an Affirmative Notice to Seller, the Deposit and any and all interest accrued thereon (collectively, the “Deposit”) with the Escrow Agent shall become nonrefundable, subject to the terms of this Agreement.

(d)     The parties shall execute and deliver escrow instructions reasonably satisfactory to the Escrow Agent and otherwise in compliance with the terms of this Agreement. The Escrow Agent shall acknowledge receipt of the Deposit in writing to the parties and agree to accept, hold, and return such Deposit and disburse any funds received hereunder, in accordance with the provisions of this Agreement. If the transaction contemplated herein should fail to close for any reason other than Purchaser’s default and failure to cure that default hereunder, the Deposit shall be returned to Purchaser. Notwithstanding any provision herein to the contrary, should Purchaser not provide written notice to Seller on or before the last day of the Feasibility Period affirmatively stating that it desires to proceed to Closing (the “Affirmative Notice”), this Agreement shall automatically terminate, the Deposit shall be refunded to the Purchaser, and neither party will thereafter have any further liability to the other (except for liabilities which expressly survive termination). If the Purchaser does deliver an Affirmative Notice to Seller on or before the last day of the Feasibility Period, the Deposit shall become non-refundable to Purchaser for any reason other than a default by Seller or as expressly provided in §§ 4 or 7 hereof. Failure to make the Deposit shall be a default under this Agreement. The Escrow Agent shall hold the Deposit in an interest bearing federally-insured account and interest thereon shall be credited to the Purchaser and disbursed with the Deposit.

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(e)     At the Closing (described in § 5 (a) below), (i) the Deposit, including all accrued interest thereon, shall be applied toward the Purchase Price, and (ii) Purchaser shall pay the balance of the Purchase Price by cashier’s check, certified check, or wire transferring the required sum in currently available funds to the party conducting settlement (the “Settlement Company”).

3.	Seller’s Documents; Purchaser’s Feasibility Period.

(a)     Within five (5) business days after the Effective Date, to the extent not previously provided and only to the extent in the care, custody, or control of Seller, or its agents or representatives, Seller shall deliver to Purchaser true, correct, and complete copies of the documents listed in Exhibit C attached hereto and hereby incorporated (the “Due Diligence Documents”). Purchaser agrees to hold all documents and information provided to Purchaser by Seller strictly confidential except to its agents, employees, lenders, attorneys and other professionals and those who have a need to know. In the event Purchaser or Seller terminates this Purchase Agreement, pursuant to this Purchase Agreement, Purchaser will promptly return to Seller all materials that were provided to Purchaser pursuant to this Section

(b)     Purchaser and its agents and representatives shall have the right to enter onto the Property at all reasonable times after the Effective Date for purposes of conducting surveys, soil tests, market studies, engineering tests, and such other tests, investigations, studies, and inspections as Purchaser deems necessary or desirable in its sole discretion to evaluate the Property, provided that (i) all such tests, investigations, studies, and inspections shall be conducted at Purchaser’s sole risk and expense, (ii) Purchaser shall give Seller at least three (3) days’ prior notice of its entry onto the Property, and (iii) Purchaser shall indemnify and hold Seller harmless from and against any losses, liabilities, costs, or expenses (including reasonable attorney’s fees) arising solely and directly out of Purchaser’s entry onto the Property. Purchaser shall return the Property to the condition it was in prior to the performance of such tests. Purchaser shall not interfere with the operations of the lessees at the Property (if any). The foregoing indemnity obligation set forth in this § 3 (b) shall survive any termination of this Agreement and shall not be limited by the liquidated damages provision of § 7 (b) hereof.

(c)     Purchaser shall have a period to determine the feasibility of proceeding with this transaction (that period being the “Feasibility Period”) commencing with the Effective Date and terminating on the date thirty (30) days after the Effective Date. In the event that Purchaser is satisfied with the feasibility of Purchaser’s acquisition, financing, and ownership of the Property, Purchaser must deliver an Affirmative Notice to Seller on or before the last day of the Feasibility Period, which notice shall affirmatively state that Purchaser does want to proceed to Closing as described in §5 below. In the event that Purchaser is not satisfied, in its sole and unreviewable judgment and discretion, with the feasibility of Purchaser’s acquisition, financing, and ownership of the Property, and if Purchaser does not deliver an Affirmative Notice to Seller on or before the last day of the Feasibility Period, this Agreement shall automatically terminate. Upon any such termination the Purchaser shall pay to Seller the sum of One Hundred Dollars ($100), in consideration of Seller’s agreement to enter into this Agreement subject to the Feasibility Period, and Purchaser shall return to Seller all items received by Purchaser pursuant to § 3 (a) hereof (which shall be a condition precedent to the return of the Deposit), the Escrow Agent shall return the Deposit to the Purchaser, and the parties hereto shall be released from any further liabilities or obligations hereunder (except for any liability of Purchaser for indemnification under § 3 (b) above or a party under § 8 below). Any notice by Purchaser that it has elected to go forward with the transaction contemplated hereby shall nevertheless be subject to the satisfaction or subsequent express waiver of the conditions to settlement set forth in § 9 below.

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4.	Title.

(a)     Title to the Property shall be marketable and good of record and in fact and insurable by a nationally recognized ALTA title insurance company of Purchaser’s choice at normal rates. At the Closing, Seller shall convey title to the Property in fee simple, free and clear of any and all liens, mortgages, deeds of trust, security interests, leases, covenants, conditions, restrictions, easements, rights-of-way, licenses, encroachments, judgments or encumbrances of any kind, except for the following permitted exceptions (the “Permitted Exceptions”): (a) the Leases; (b) the lien of real estate taxes not yet due and payable; (c) zoning and building restrictions and other laws, ordinances, and regulations of governmental bodies having jurisdiction over the Property; and (d) matters of record affecting title to the property, as reviewed and approved (or deemed approved) by Purchaser.

(b)     Promptly after the Effective Date Purchaser agrees to obtain a commitment of title insurance for the Property and to review such commitment and provide Seller with any notice of objections during the Feasibility Period. Any exceptions to title taken by the Purchaser’s title company (the “Title Company”) in such commitment shall be Permitted Exceptions hereunder if Purchaser does not, during that Feasibility Period, object to such matters by written notice to Seller. Within three (3) business days of receipt of such notice from Purchaser, Seller shall advise Purchaser in writing whether or not Seller agrees to cure any exceptions to title to which Purchaser has objected. Any exceptions to title that are not Permitted Exceptions and that Seller agrees to cure shall be cured by Seller at its sole cost and expense at or prior to the Closing; provided that if Seller is unable or unwilling to cure such exceptions or other matters, Purchaser shall have the right to either (i) waive such exceptions or other matters and proceed to the Closing on the terms set forth herein (in which event the exceptions to which Purchaser objected shall be deemed to be Permitted Exceptions) or (ii) terminate this Agreement by written notice to Seller within five (5) business days of receipt of Seller’s written notice and obtain the return of the Deposit, in which event neither party shall have any further liability or obligation to the other (except for liabilities which expressly survive termination). Should Purchaser not terminate within the timeframe of subsection (ii) hereof, Purchaser shall be deemed to have elected to waive such exceptions.

(c)    Purchaser shall have the right to re-examine the title to the Property at Closing and to object to any defects or encumbrances that have been placed of record on the Property subsequent to the date of Purchaser’s initial title report (except for customary easements and rights of way established in connection with the subdivision plans or encumbrances which have been caused or approved by Purchaser, which shall be Permitted Exceptions) (such objections being the “Subsequent Objections”). Seller shall cure Subsequent Objections at or prior to Closing and if Seller shall fail to cure them then Purchaser in its sole discretion may: (i) waive the Subsequent Objections and proceed to Closing; (ii) terminate this Agreement and receive a refund of the Deposit; or (iii) declare Seller to be in default under this Agreement and pursue any remedies available hereunder.

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5.	Closing.

(a)     The Purchaser shall complete the purchase of the Property thirty (30) days after satisfaction of the Contingencies in §9 below, with five (5) days advance notice to Seller (the “Closing Notice”), but in no event later than thirty (30) days after the end of the Feasibility Period described in §3 above (the “Outside Closing Date”); provided that the date for the Closing may be extended in accordance with § 9 hereof to satisfy outstanding conditions to Closing. The Closing shall be held at the offices of the Escrow Agent, or other mutually agreed upon location, and unless an earlier time and date is designated in the Closing Notice, Closing shall occur at 2:00 p.m. on the Outside Closing Date.

(b)     At Closing, Seller shall deliver to Purchaser a general warranty deed (the “Deed”) conveying the Property to Purchaser subject only to the Permitted Exceptions. Purchaser shall be entitled to receive from the Title Company, prior to delivery of the Deed, the Title Company’s unconditional commitment to issue an ALTA Form B Owner’s Policy of Title Insurance, in the amount of the Purchase Price, and the Title Company’s assurance that its recordation of the Deed, after performing a bring-to-date examination of the land records, will constitute its agreement to issue such policy within thirty (30) days after the Closing. Seller shall also execute such affidavits and other instruments as reasonably required by Purchaser’s counsel or the Title Company, at any time within the six (6) months after Closing hereunder, and for the better conveying, transferring, assuring, and confirming the conveyance of title to the Property to the Purchaser in accordance with § 4 hereof. At Closing Seller shall also assign all right, title, and interest in the Leases to Purchaser, and Purchaser shall assume Seller’s obligations thereunder from and after the date of Closing. At Closing Seller shall also deliver to Purchaser a bill of sale and assignment without warranty transferring to Purchaser all right, title, and interest in the Contracts, warranties, and other personal property comprising the Property, provided that the bill of sale and assignment shall make Seller responsible for any and all obligations and expenses incurred before Closing and the Purchaser for any and all obligations incurred after Closing, and Purchaser shall have the right not to assume any Contract in its sole discretion .

(c)     Seller shall pay all costs incurred for title examination and title insurance, the cost of Purchaser’s owner’s title insurance policy in the amount of the Purchase Price, the transfer and grantor taxes, and one-half (1/2) of the reasonable and customary escrow and settlement fees charged by the Escrow Agent. Each party shall pay the legal fees of its own counsel. Purchaser shall pay all of the costs and fees for recording the Deed and any mortgage financing it places on the Property and one-half (1/2) of the reasonable and customary escrow and settlement fees charged by the Escrow Agent. Any and all other closing costs imposed at the Closing shall be paid according to the convention for commercial real property transfers in the State of South Carolina. Real estate taxes, general and special, and usual water and sewer charges are to be pro-rated and paid by Seller up to the date of Settlement and thereafter assumed and paid for by Purchaser. Special assessments against the Property for public improvements authorized, pending or completed prior to the date of Closing, whether assessment for such has been levied or not, shall, at the settlement, be paid in full by Seller.

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6.           Risk of Loss; Casualty. Prior to Closing, Seller shall bear all risk of loss to the Property from any casualty and all liabilities arising from the Property before the Closing. Seller shall maintain all existing casualty and liability insurance on the Property, if any.

7.	Breach.

(a)     If Seller shall default under any of the provisions of this Agreement and such default is not cured by Seller within ten (10) days after receipt of written notice from Purchaser of such default, Purchaser may, at its option, either: (i) terminate this Agreement and have the Deposit returned by the Escrow Agent in which event the parties shall have no further rights or liabilities one to the other hereunder; or (ii) seek the equitable remedy of specific performance.

(b)     Purchaser and Seller agree that if Purchaser defaults in its obligations under this Agreement for any reason whatsoever, Seller shall be entitled to receive and retain, as fixed and agreed upon liquidated damages, the Deposit. The foregoing shall constitute the sole and exclusive remedy of Seller for any breach by Purchaser hereunder, and Purchaser shall have no other liability hereunder or in connection herewith, whether for damages or otherwise, except for the indemnity provisions of §§ 3 and 8 hereof. The parties agree that the Deposit is a reasonable estimate of Seller’s damages in the event of Purchaser’s default and that Seller’s receipt of the Deposit is not intended as a penalty, but as full and final liquidated damages.

8.             Commissions. Seller and Purchaser each represent and warrant to the other that they have not dealt with or engaged any broker, finder, or other person in connection with the transactions contemplated, and each party agrees to indemnify and hold the other harmless on account of any loss, damage, liability, or expenses, including attorney’s fees, incurred by reason of a breach of such representation and warranty. The foregoing indemnity obligations set forth in this § 8 shall survive delivery of the Deed and any termination of this Agreement.

9.            Conditions to Closing. The obligation of Purchaser to close hereunder is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived, in whole or in part, in writing by Purchaser at or prior to the Closing:

(a)     Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true as of the date of this Agreement and as of the date of Settlement.

(b)     Title.Title to the Property shall be in the condition required by § 4 hereof.

(c)     Zoning and plat approval. The Purchaser has secured proper zoning and preliminary plat approval for its submitted land plan by Lexington County, South Carolina.

(d)     No Adverse Matters. No material portion of the Property shall have been adversely affected as a result of earthquake, disaster, flood, riot, civil disturbance, or act of God or public enemy; and

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(e)     Governmental Actions. There shall be no moratorium or other governmental actions (either existing, pending, or threatened) that would delay or otherwise impede Purchaser obtaining construction permits to develop the Property consistent with its approved subdivision plan.

(f)     Seller Lender Consent. During the first fifteen (15) business days of the Feasibility Period Seller shall have obtained and provided written confirmation to Purchaser of the consent by Seller’s lender, so that Seller may convey its right, title, and interest in the Property, to the extent such conveyances of the parcels are subject to lender consent; provided in the event this condition is not satisfied or released, or this period extended by written amendment, this Agreement shall terminate without further notice by either party.

(g)    Land Development Agreement. An affiliate of Seller (the “Development Partner”) has undertaken to enter into and perform, observe, and complete the services required by Purchaser for the land development of the Property, including without limitation services relating to plat and subdivision approval, building and other permitting, pursuant to a land development agreement to be entered into and delivered on terms agreed to by and between the Development Partner and the Purchaser on or before the expiration of the Feasibility Period.

If any of the conditions set forth in subsections (a), (b), (c), (d), (f), and (g) of this § 9 have not been satisfied as of the date of Closing or at such other time as may be specified above (as the same may be extended from time to time), Purchaser shall have the right either to (i) waive such conditions and proceed to the Closing, (ii) extend the date of the Closing for a reasonable period (not to exceed ninety (90) days)) required to satisfy the unsatisfied condition, or (iii) terminate this Agreement whereupon the Deposit will be returned to Purchaser and neither party will have any further liability to the other (except for liabilities which expressly survive termination). In the event the conditions set forth in subsection (e) of this § 9 (i.e. because of moratoriums or other governmental actions) have not been satisfied as of the date of the Closing, the Purchaser may either (i) waive such conditions and proceed to the Closing, or (ii) terminate this Agreement whereupon the Deposit will be returned to Purchaser, and the parties shall thereafter be relieved of all rights and liabilities under this Agreement. Notwithstanding any provision herein to the contrary, if any condition is not satisfied as the result of a breach or default by Seller, Seller shall not be relieved of liability and Purchaser’s right to receive a refund of the Deposit shall be in addition to, and not in limitation of, any other rights and remedies which Purchaser may have under applicable law. If any settlement is so extended or delayed, the times for all subsequent settlements will be extended by the same amount of time as occasioned by the delay.

10.	Obligations Pending Closing.

(a)     Title to and Condition of Property. Except as may be necessary to cure any title objections of Purchaser, or to comply with § 9 (b), from the Effective Date hereof to the Closing, Seller: (i) shall not cause or permit any change in the status of title to the Property or the physical condition of the Property, except as described in § 1 (b) (v) above; (ii) shall not enter into any leases or other occupancy agreements with respect to all or any portion of the Property; (iii) shall maintain casualty insurance coverage sufficient to repair and restore the Property upon fire or other casualty; (iv) shall promptly notify Purchaser in the event of occurrence of title or condition change, casualty, violation, or any breach of the foregoing provisions. Seller hereby covenants and agrees that it will not enter into a sale contract for the Property with any other person or entity unless this Agreement has been terminated according to its terms.

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(b)      Condemnation. In the event any governmental agency should notify Seller, or Seller should become aware, of any permanent or temporary actual or threatened taking of all or any portion of the Property, Seller shall promptly notify Purchaser of that event.

11.           Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows, all of which representations and warranties are true and correct as of the date hereof and shall be true and correct as of Closing hereunder:

(a)      Seller has the full and exclusive power to sell the Property, except as otherwise disclosed herein or in writing to Purchaser, and shall not cause any change in the title to the Property, except as specifically set forth herein. Other than this Agreement, there are no other contracts for sale or options involving the Property now in effect, and to the best of Seller’s knowledge no other party has any right, title or interest in the Property except as shall be shown on the Title Commitment. The persons executing this Agreement on behalf of Seller warrant and represent to Purchaser in their individual capacities that they have the authority to enter into this Agreement and to bind Seller in accordance with its terms without obtaining any further approvals or consents and that Seller will fully comply with all applicable statutes, rules and regulations governing the sale and transfer of the Property to Purchaser.

(b)     Seller is not a “foreign person” as that term is defined in § 1445 of the Internal Revenue Code, and Seller shall execute an affidavit to such effect in the form to be provided by Purchaser. Seller shall indemnify Purchaser and its agents against any liability or cost, including reasonable attorneys’ fees, in the event that this representation is false or Seller fails to execute such affidavit at the Closing hereunder.

(c)     To the best of Seller’s knowledge and belief, the Property consists of an integral land area, with no slivers, strips or gores not owned in fee simple (including legal and equitable title) by Seller.

(d)     The boundary lines of the Property fronting on public streets are continuously abutting, adjacent and contiguous to the right of way for such streets.

(e)     Telephone and public utility lines and facilities are immediately available for use and connection, without governmental restriction or prohibition and subject only to the payment of usual connection fees and consumption charges and all required easements from other property owners for the extension and connection of any or all of such utilities have been finally obtained.

(f)      To the best of Seller’s knowledge, no taking by power or eminent domain or condemnation proceedings have been instituted or threatened for the permanent or temporary taking or condemnation of all or any portion of the Property.

(g)     To the best of Seller’s knowledge, there is not pending or threatened, any litigation, proceeding or investigation relating to the Property or Seller’s title thereto, nor does Seller have reasonable grounds to know of any basis for such litigation, proceedings, or investigations; and to the best of Seller’s knowledge, there are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any applicable debtor relief laws contemplated by or pending or threatened against the Seller or the Property.

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(h)     To the best knowledge of Seller, there exists no violation of any law, regulation, orders, or requirements issued by any governmental agency or authority, or action in any court on account thereof, against or affecting the Property.

(i)      Seller has not made, and prior to Closing hereunder will not make without the written consent of the Purchaser, any commitments to any governmental authority or agency, utility company, school board, church or other religious body, or to any other organization, group, or individual, relating to the Property which would impose on Purchaser the obligation to make any contributions of money, dedication of land, or grants of easements or rights-of-way, or to construct, install, or maintain any improvements, public or private, on or off the Property except as currently installed at the Property.

(j)      To the best of Seller’s knowledge, without the requirement of any inquiry or investigation, the Property is not currently being used nor has it ever been used for landfill, dumping, or other waste disposal or operations, and there are in existence at the Property no materials, substances, products, or wastes of a toxic or hazardous nature (meaning “hazardous waste” as defined in the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.) or other applicable law) such that their existence would violate applicable laws or regulations. If Seller learns at any time prior to Closing that this representation and warranty is no longer true and correct then Seller shall immediately deliver written notice thereof to Purchaser whereupon Purchaser’s sole remedy shall be to elect to terminate this Agreement and obtain refund of the Deposit and thereafter the parties shall have no further rights and obligations hereunder.

(k)     There are on the Effective Date, and at Closing, there will be no parties in possession of any portion of the Property as lessees, tenants at sufferance, or trespassers which claim such right by or through Seller. No person, firm, corporation, partnership, or other entity, has any right or option to acquire the Property or any portion thereof.

(l)      All documents and other information provided by Seller to Purchaser pursuant to this Agreement shall be true and complete copies of the documents and information in Seller’s possession or control.

12.           Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller as follows:

(a)     Organization of Purchaser. Purchaser is a corporation duly organized and existing under the laws of the State of Delaware, has the requisite right, power, and authority to enter into and carry out the terms of this Agreement and the execution, performance, and delivery hereof and of all other agreements and instruments referred to herein to be executed, performed, or delivered by Purchaser and the performance by Purchaser of Purchaser’s obligations hereunder will not violate or constitute an event of default under the terms and provisions of any material agreement, document, or instrument to which Purchaser is a party or by which Purchaser is bound.

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(b)     Authority to Enter Into Agreement. All requisite corporate and other proceedings required to be taken by or on behalf of Purchaser to authorize it to make, deliver, and carry out the terms of this Agreement have been duly and properly taken, the persons executing this Agreement on behalf of Purchaser warrant and represent to Seller in their individual capacities that they have the authority to enter into this Agreement and to bind Purchaser in accordance with its terms without obtaining any further approvals or consents, and this Agreement is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

13.	General Provisions.

(a)     Seller shall cooperate with Purchaser to facilitate improvement and development of the Property and to minimize Purchasers’ costs. Seller will sign applications in connection with the development and any permits or plats and other instruments or the like reasonably required by Purchaser. After the date of this Agreement, Purchaser shall have the right to post upon the Property a sign or signs giving notice of intended development of the Property.

(b)    Purchaser shall have the right to assign any of its rights and obligations under this Agreement in whole or in part at any time; provided that no assignment shall release Purchaser from any of its obligations hereunder. Any proposed assignment of Purchaser’s rights and obligations under this Agreement shall require prior written notice to Seller.

(c)    Purchaser reserves the right to waive any of the terms and conditions of this Agreement for its benefit, including, without limitation, contingency, conditions precedent, title, and warranty provisions, and to purchase the Property in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by Purchaser.

(d)    The terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, successors, assigns, and legal representatives.

(e)    All representations, warranties, and indemnities contained in this Agreement or in any instrument, document, or agreement delivered pursuant hereto shall not survive the delivery of the Deed and the transfer and conveyance of the Property to Purchaser (unless otherwise expressly set forth herein). For purposes of survival, all representations and warranties of Purchaser and Seller made herein shall be deemed to date from the Effective Date hereof and to have been restated and reaffirmed on the date of Closing.

(f)     All notices required or permitted by this Agreement shall be given in writing and delivered personally or sent by a nationally recognized overnight delivery service or by United States mail, registered or certified, return receipt requested, postage prepaid, or by facsimile transmission during regular business hours followed immediately by a confirmation copy by a nationally recognized overnight delivery service, to the following addresses:

As to Seller:	Grand Oaks Development, LLC
c/o Development Partners, Inc.
Attn: Mr. Richard J. deGorter, President

10130E Colvin Run Road

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                                                                Great Falls, Virginia 22066

(703) 759-3400

(703) 759-3401; and

As to Purchaser:	Enclaves Group, Inc.
Attn.: Daniel G. Hayes
President and CEO
45 Knollwood Road, Fifth Floor

Elmsford, New York 10523

(914) 592-2100
Fax (914) 592-2105.

Any notice served upon either party as provided above shall be deemed to have been given at the time such notice is received, if sent by hand or overnight delivery or facsimile transmission (followed immediately by a confirmation copy sent by a nationally recognized overnight delivery service), or if sent by registered or certified mail, then the date three (3) days after the date such notice is deposited in the United States mail (provided mail notices must be confirmed by facsimile transmission or email). Either party shall have the right from time to time to change its address for the receipt of notices by giving written notice of the new address in the manner set forth above.

(g)     This Agreement contains the entire understanding between the parties hereto with respect to the Property and is intended to be an integration of all prior or contemporaneous agreements, conditions, or undertakings between the parties hereto and there are no promises, agreements, conditions, undertakings, warranties, or representations, oral or written, express or implied, between and among the parties hereto with respect to the Property other than as set forth herein. No change or modification of this Agreement shall be valid unless the same is in writing and signed by Seller and Purchaser.

(h)     In the event any one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

(i)     The date on which this Agreement has been executed and ratified by both parties being the last date subscribed below, and such date shall be referred to as and shall constitute the “Effective Date” of this Agreement.

(j)     This Agreement and all transactions hereunder shall be governed by the laws of the State of South Carolina without reference to its conflict of laws provisions. In the event that either party hereto is required to resort to litigation to enforce its rights hereunder, the parties agree that any judgment awarded to the prevailing party shall include all reasonable litigation expenses, including without limitation reasonable actual attorneys’ fees, incurred by the prevailing party.

(k)   This Agreement may be executed in multiple counterparts, but all of such copies shall be deemed an original. Amendments and modifications to this Agreement may be made effective upon the exchange of counterparts by facsimile transmission or electronic transfer of PDF-format facsimiles, which the parties may rely upon as deemed original documents.

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(l)      Time shall be considered to be of the essence in the performance of requirements of this Agreement. No waiver of the manner of performance, time of performance, or fulfillment of any obligation or condition hereunder shall be effective unless set forth in a written instrument authorized and executed with the same formality as this Agreement.

(m)     Execution of this Agreement by one party shall constitute an offer to purchase or sell the Property, as applicable, on the terms and conditions set forth herein. In the event this Agreement shall not have been fully executed by both parties and a counterpart thereof delivered to each party on or before October 25, 2005, such offer shall expire and be of no further force or effect.

(n)      Each party acknowledges that such party and its counsel, after negotiation and consultation, have reviewed and revised this Agreement. As such, the terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications, or exhibits hereto or thereto.

[Signatures of parties commence on the next succeeding page.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed under seal by their authorized representatives on the dates set forth beneath their respective signatures below:

SELLER:

GRAND OAKS DEVELOPMENT, LLC

By:
Mr. Richard J. deGorter
Its:	Manager
Date:	October ____, 2005

PURCHASER:

ENCLAVES GROUP, INC.

By:
Daniel G. Hayes
Its:	President and CEO
Date:	October ____, 2005

Attachments:

Exhibit A – Legal Description
Exhibit B – Plat
Exhibit C – Due Diligence Documents

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Exhibit A

Legal Description

The following described real estate situated in Lexington County, South Carolina:

[See attached Legal Description.]

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Exhibit B

Plat

(see attached)

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Exhibit C

Due Diligence Documents

To the extent not previously provided and only to the extent in the care, custody, or control of Seller, or its agents or representatives, Seller shall deliver to Purchaser true, correct, and complete copies of the documents:

(i)	all leases, occupancy agreements, and options affecting the Property, and all security, collateral, or guaranties therefor;

(ii)	all environmental assessments, including without limitation any Phase I environmental assessment, related to the Property;

(iii)	any Contracts relating to the Property;

(iii)	the plans and specifications for the Improvements and related architectural and engineering reports from construction;

(iv)	any and all aerial photographs or appraisals of the Property;

(v)

evidence of current zoning of the Property and all permits, certificates of occupancy, zoning variances, inspection reports, government authorizations or approvals of every kind and nature affecting the Property, including without limitation any submitted plats or applications;

(vi)	real estate and personal property tax bills (and assessment notices) for the Property for tax years 2002, 2003, and (to the extent available) 2004;

(vii)	a copy of the Seller’s existing ALTA title insurance policy of the Real Property and Seller’s title examination reports (and copies of all items shown as title exceptions on the policy or report); and

(viii)

without representation or warranty by Seller, copies of its due diligence investigation materials for its own Property acquisition, together with plats, applications, pro forma drawings, and submissions related to Seller’s development plans for the Property.